Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES SECOND QUARTER 2008
FINANCIAL RESULTS

Sales and net income each increase seven percent from same quarter of prior year

PALO ALTO, Calif. – May 7, 2008 – CPI International, Inc. (Nasdaq: CPII), the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications, today announced financial results for its second quarter of fiscal 2008 ended March 28, 2008.

In the second quarter, CPI International (CPI) generated net income of $6.2 million, a seven percent increase from the $5.8 million generated in the same quarter of fiscal 2007.  On a diluted basis, CPI generated net income of $0.35 per share in the second quarter of fiscal 2008, an increase from the $0.32 per share in the same quarter of the prior year.

During the first six months of fiscal 2008, CPI generated cash flow from operating activities of $10.4 million and made debt repayments, in aggregate, of $10.0 million.  For the 12 month period ended March 28, 2008, CPI generated $20.3 million in free cash flow, or $1.14 per share on a diluted basis.

CPI generated total sales of $94.8 million in the second quarter of fiscal 2008, a seven percent increase from the $88.4 million generated in the same quarter of the previous year.  In the first six months of fiscal 2008, CPI recorded orders totaling $185.2 million, slightly above the $184.2 million in orders booked during the same period of the prior year.

CPI’s financial results in the second quarter of fiscal 2007 did not include CPI’s Malibu Division, which was acquired in August 2007.  The Malibu Division contributed $3.9 million in sales in the second quarter of fiscal 2008 and $11.6 million in orders in the first six months of fiscal 2008.

“CPI’s performance in the second quarter exceeded our expectations,” said Joe Caldarelli, chief executive officer of CPI.  “Our businesses continue to execute well.  During the quarter, we grew our sales and net income, set a new record high quarterly sales level and generated healthy cash flow, enabling us to continue to pay down our debt.  We are continuing to invest in CPI’s new business development programs this year, with the expectation of establishing additional future profitable products to grow our business for the long term.  This work is in support of notable programs such as the WIN-T military communications program, the EarthCARE cloud-profiling radar program, cargo screening programs, high-resolution nuclear magnetic resonance programs, next generation weather radar systems, higher-power medical applications and a number of advanced antenna programs at our new Malibu Division.”

CPI generated EBITDA of $15.8 million, or 17 percent of sales, in the second quarter of fiscal 2008, a decrease from the $16.3 million, or 18 percent of sales, generated in the same quarter of the prior year.

Compared to the second quarter of fiscal 2007, CPI’s net income and EBITDA in the most recent quarter were positively impacted by additional gross profit generated by the seven percent increase in sales.  CPI’s net income for the second quarter of fiscal 2008 also benefited from a lower effective tax rate of approximately 26 percent, as compared to 35 percent for the same period of the previous year; the second quarter fiscal 2008 tax rate included a $0.4 million tax benefit related to foreign tax filings for fiscal 2007.  Offsetting these positive factors, the effect of CPI’s increased development activity, including higher company-funded research and development costs and increased revenue from customer-funded development programs, which commonly have lower gross margins, negatively impacted CPI’s net income by $0.9 million and CPI’s EBITDA by $1.4 million in the second quarter of fiscal 2008 as compared to the same quarter of the previous year.

In fiscal 2008, CPI has engaged in an unusually high number of development programs, which typically have lower gross margins than production programs.  In comparison to the second quarter of fiscal 2007, CPI’s total research and development spending in the second quarter of fiscal 2008 increased from $4.2 million to $6.4 million, of which $2.9 million was company funded.  CPI expects the high level of development work to continue for the foreseeable future.  CPI believes that, although investing in promising business development programs brings higher short-term costs, reduced gross margins and increased variability to its interim financial results, these near-term sacrifices are necessary and advisable, as the development programs are expected to result in profitable products and increased future growth potential throughout CPI’s businesses.

As of March 28, 2008, CPI’s cash and cash equivalents totaled $20.2 million, as compared to the $20.5 million reported as of September 28, 2007.  For the 12 month period ended March 28, 2008, net cash provided by operating activities totaled $25.8 million, free cash flow totaled $20.3 million, or $1.14 per share on a diluted basis, and adjusted free cash flow totaled $22.1 million.  During the same 12 month period, net income totaled $19.6 million, with a resulting ratio of free cash flow to net income, or free cash flow conversion, of slightly greater than 100 percent.

In March 2008, CPI completed the redemption of $6.0 million in principal amount of its Floating Rate Senior Notes due 2015.  In addition, Communications & Power Industries, Inc. has made repayments of $6.0 million on its senior term loan in fiscal 2008, including a $2.0 million optional prepayment in April 2008, resulting in aggregate debt repayments of $12.0 million in fiscal 2008 to date.

Second Quarter 2008 Sales and Orders Highlights

In the second quarter of fiscal 2008, key sales and orders highlights in the end markets that CPI serves included:

•
In the defense markets, which consist of CPI’s radar and electronic warfare markets on a combined basis, sales increased 12 percent from $36.3 million in the second quarter of fiscal 2007 to $40.5 million in the second quarter of fiscal 2008.  This increase was primarily due to increased sales of radar products to support the HAWK missile system and other military and weather radar systems.  CPI received a $3.9 million order to support the radar system on the HAWK surface-to-air missile system in the first week of the second quarter of fiscal 2008, and made shipments of approximately $2.4 million to support this program during the quarter.  This order had been expected in the previous quarter, and corresponding shipments had been expected to start in that quarter.  The inclusion of sales of radar products made by CPI’s new Malibu Division in the second quarter of fiscal 2008 also contributed to the increase in defense sales.

•
In the medical market, sales were essentially unchanged, increasing from $17.0 million in the second quarter of fiscal 2007 to $17.1 million in the most recent quarter.  In fiscal 2007, CPI participated in a Russian tender program, which will not repeat in fiscal 2008.  Additionally, demand for magnetic resonance imaging (MRI) products was higher in fiscal 2007 than it is expected to be in fiscal 2008, as a significant customer ordered a two-year supply of MRI products in fiscal 2007; CPI shipped a significant amount of these products in fiscal 2007.  In the second quarter of fiscal 2008, a $0.6 million decrease in sales of x-ray generators for the Russian tender program was offset by an increase in sales of x-ray generators for other international customers.  During the second quarter of fiscal 2008, CPI received a large, annual order for radiation therapy products from a significant customer, as expected.

•
In the communications market, sales increased two percent from $27.0 million in the second quarter of fiscal 2007 to $27.6 million in the second quarter of fiscal 2008.  This increase was primarily due to the inclusion of communications sales made by CPI’s new Malibu Division in the second quarter of fiscal 2008, as well as the start of CPI’s first production shipments for Increment One of the U.S. Army’s Warfighter Information Network Tactical (WIN-T) military communications program and increased sales for certain foreign broadcast network applications and military communications programs.  These increases were partially offset by a decrease in sales for certain Ka-band satellite communications programs.

Fiscal 2008 Outlook

“As demonstrated by our strong second quarter results, CPI’s operations are running smoothly and executing well.  Business in our commercial markets has continued to grow, and we continue to generate solid profits and cash flow,” said Caldarelli.  “However, we are facing several external factors that are making fiscal 2008 more challenging than we had anticipated.  These factors include ongoing delays in orders and ensuing sales for certain defense programs, challenges for some of our U.S. medical customers stemming from the Deficit Reduction Act of 2005 and the difficult credit markets, and the continued weakness of the U.S. dollar.  In addition, we have increased our commitment to new business development this year, which negatively impacts our profit margins.  As a result of the cumulative impact of these factors, we believe it is prudent to reduce our guidance for fiscal 2008.”

(in millions, except per share data)	Previous Outlook	Updated Outlook(a)
Total sales:	$375 - $385	$365 - $375
Earnings per share on a diluted basis:	$1.23 - $1.34	$1.15 - $1.25
Net income:	$22.0 - $24.0	$20.3 - $22.1
Adjusted EBITDA:	$68.2 - $71.0	$64.5 - $67.0
Adjusted free cash flow:	$20 - $24	$20 - $24
(a)  CPI’s updated financial projections for fiscal 2008 assume an overall effective income tax rate of approximately 37 percent for the second half of fiscal 2008 and approximately 17.7 million weighted average shares outstanding on a diluted basis.

           CPI expects its financial results in the fourth quarter of fiscal 2008 to be higher than in the preceding three quarters.

           CPI’s financial projections for the second half of fiscal 2008 assume an average effective exchange rate, including hedging, of U.S. $0.98 to one Canadian dollar.  As of March 28, 2008, approximately 70 percent of CPI’s estimated Canadian dollar denominated expenses for April through September 2008 are hedged at an average rate of approximately U.S. $0.98 to one Canadian dollar.

Financial Community Conference Call

In conjunction with this announcement, CPI will hold a conference call on Thursday, May 8, 2008 at 11:00 a.m. (EDT) that will be simultaneously broadcast live over the Internet on the company’s Web site.  To participate in the conference call, please dial (877) 440-5807, or (719) 325-4863 for international callers, enter participant pass code 4424972 and ask for the CPI International Second Quarter 2008 Financial Results Conference Call.  To access the call via the Internet, please visit http://investor.cpii.com.

About CPI International, Inc.

CPI International, Inc., headquartered in Palo Alto, California, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications.  Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify and transmit high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.  End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

Non-GAAP Supplemental Information

EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow presented above and in the financial information attached hereto are non-generally accepted accounting principles (GAAP) financial measures.  EBITDA represents earnings before provisions for income taxes, net interest expense and depreciation and amortization.  Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-recurring or non-cash items.  Adjusted EBITDA margin represents adjusted EBITDA divided by sales.  Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees.  Free cash flow per share represents free cash flow divided by average shares outstanding on a fully diluted basis.  Free cash flow conversion represents free cash flow divided by net income, expressed as a percentage.  Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring items.  For more information regarding these non-GAAP financial measures for the periods presented and a reconciliation of these measures to GAAP financial information, please see the attached financial information.  In addition, this press release and the attached financial information are available in the investor relations section of the company’s Web site at http://investor.cpii.com.

CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business.  In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses.  Other companies may define EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow of other companies.  Because EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow do not include certain material costs, such as interest and taxes, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of operations or statements of cash flows data prepared in accordance with GAAP.

###

Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements provide our current expectations, beliefs or forecasts of future events.  Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward looking statements.  These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; U.S. government contracts laws and regulations; changes in technology; the impact of unexpected costs; and inability to obtain raw materials and components.  These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission.  As a result of these uncertainties, you should not place undue reliance on these forward-looking statements.  All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data – unaudited)

	Three Months Ended		Six Months Ended
	March 28, 2008	March 30, 2007	March 28, 2008	March 30, 2007
Sales	$94,804	$88,444	$180,714	$172,167
Cost of sales	66,738	60,739	128,512	117,881
Gross profit	28,066	27,705	52,202	54,286
Operating costs and expenses:
Research and development	2,930	2,352	5,654	4,243
Selling and marketing	5,328	4,799	10,500	9,628
General and administrative	5,492	5,846	11,645	10,250
Amortization of acquisition-related intangible assets	781	546	1,562	1,094
Net loss on disposition of fixed assets	41	40	75	58
Total operating costs and expenses	14,572	13,583	29,436	25,273
Operating income	13,494	14,122	22,766	29,013
Interest expense, net	4,805	5,275	9,617	10,614
Loss on debt extinguishment	393	-	393	-
Income before income taxes	8,296	8,847	12,756	18,399
Income tax expense	2,142	3,087	4,092	6,804
Net income	$6,154	$5,760	$8,664	$11,595

Earnings per share:
Basic	$0.38	$0.35	$0.53	$0.72
Diluted	$0.35	$0.32	$0.49	$0.66
Shares used to compute earnings per share:
Basic	16,387	16,253	16,379	16,161
Diluted	17,656	17,730	17,744	17,646

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data - unaudited)

	March 28,	September 28,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$20,241	$20,474
Restricted cash	1,790	2,255
Accounts receivable, net	50,719	52,589
Inventories	66,861	67,447
Deferred tax assets	9,948	9,744
Prepaid and other current assets	3,787	4,639
Total current assets	153,346	157,148
Property, plant, and equipment, net	64,819	66,048
Deferred debt issue costs, net	5,728	6,533
Intangible assets, net	80,201	81,743
Goodwill	162,535	161,573
Other long-term assets	796	3,177
Total assets	$467,425	$476,222

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$2,000	$1,000
Accounts payable	21,849	21,794
Accrued expenses	26,045	26,349
Product warranty	4,952	5,578
Income taxes payable	5,100	8,748
Advance payments from customers	11,655	12,132
Total current liabilities	71,601	75,601
Deferred income taxes	26,310	28,394
Long-term debt, less current portion	234,623	245,567
Other long-term liabilities	2,120	754
Total liabilities	334,654	350,316
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 90,000 shares
authorized; 16,485 and 16,370 shares issued
and outstanding)	165	164
Additional paid-in capital	70,165	68,763
Accumulated other comprehensive (loss) income	(2,265)	937
Retained earnings	64,706	56,042
Total stockholders’ equity	132,771	125,906
Total liabilities and stockholders' equity	$467,425	$476,222

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands - unaudited)

	Six Months Ended
	March 28,	March 30,
	2008	2007
Cash flows from operating activities
Net cash provided by operating activities	$10,439	$6,299

Cash flows from investing activities
Capital expenditures	(2,558)	(5,347)
Proceeds from adjustment to acquisition purchase price	1,615	-
Capitalized expenses relating to potential business acquisition	-	(119)
Payment of patent application fees	(147)	-
Net cash used in investing activities	(1,090)	(5,466)

Cash flows from financing activities
Repayments of debt	(10,000)	(5,000)
Proceeds from issuance of common stock to employees	418	398
Proceeds from exercise of stock options	-	542
Excess tax benefit on stock option exercises	-	679
Net cash used in financing activities	(9,582)	(3,381)

Net decrease in cash and cash equivalents	(233)	(2,548)
Cash and cash equivalents at beginning of period	20,474	30,153
Cash and cash equivalents at end of period	$20,241	$27,605

Supplemental cash flow disclosures
Cash paid for interest	$8,293	$10,707
Cash paid for income taxes, net of refunds	$8,722	$10,495

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(in thousands - unaudited)

		Three Months Ended		Six Months Ended
		March 28,	March 30,	March 28,	March 30,
		2008	2007	2008	2007
Net income		$6,154	$5,760	$8,664	$11,595
Depreciation and amortization		2,742	2,188	5,392	4,382
Interest expense, net		4,805	5,275	9,617	10,614
Income tax expense		2,142	3,087	4,092	6,804
EBITDA		15,843	16,310	27,765	33,395

Adjustments to exclude certain non-recurring or non-cash items:
Stock-based compensation expense	(1)	550	288	974	493
Loss on debt extinguishment	(2)	393	-	393	-
Total adjustments		943	288	1,367	493
Adjusted EBITDA		$16,786	$16,598	$29,132	$33,888

EBITDA margin	(3)	16.7%	18.4%	15.4%	19.4%
Adjusted EBITDA margin	(4)	17.7%	18.8%	16.1%	19.7%
Net income margin	(5)	6.5%	6.5%	4.8%	6.7%

(1)
For the fiscal 2007 periods, represents a non-cash charge for stock options, restricted stock awards and the employee discount related to CPI’s Employee Stock Purchase Plan.  For the fiscal 2008 periods, represents a non-cash charge for the aforementioned items and for restricted stock unit awards.

(2)
Represents the following expenses related to the redemption of floating rate senior notes: $0.255 million for non-cash costs associated with the write-off of unamortized deferred debt issue costs and issue discount costs; and $0.138 million in cash payments for redemption premiums and other expenses.

(3)	Represents EBITDA divided by sales.
(4)	Represents adjusted EBITDA divided by sales.
(5)	Represents net income divided by sales.

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow, Adjusted Free Cash Flow, Free Cash Flow Conversion
and Free Cash Flow per Share
(in thousands, except per share and percent data - unaudited)

		Twelve Months Ended
		March 28,
		2008
Net cash provided by operating activities		$25,799
Capital expenditures		(5,380)
Payment of patent application fees		(147)
Free cash flow		20,272

Adjustments to exclude certain non-recurring items:
Capital expenditures for expansion of Canadian facility	(1)	683
Cash paid for debt extinguishment costs, net of taxes	(2)	1,122
Total adjustments		1,805
Adjusted free cash flow		$22,077

Free cash flow		$20,272
Net income		$19,572
Free cash flow conversion	(3)	104%

Free cash flow per share	(4)	$1.14

(1)	Represents capital expenditures for the expansion of CPI’s Canadian facility.
(2)
Represents $2.090 million in redemption premiums and other expenses associated with the repurchase and redemption of CPI’s floating rate senior notes, net of taxes, partially offset by $0.280 million of cash proceeds from the early termination of the interest rate swap on the floating rate senior notes, net of taxes.

(3)	Represents free cash flow divided by net income, expressed as a percent.
(4)
Represents free cash flow divided by the simple average of the last four fiscal quarters’ “Shares used to compute earnings per share: Diluted.” The simple average of the last four fiscal quarters’ “Shares used to compute earnings per share: Diluted” is 17,771,000 shares.